	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP INC. TO ACQUIRE BANDIT INDUSTRIES

SEGUIN, Texas, November 19, 2013 -- Alamo Group Inc. (NYSE: ALG) announced that it has entered into a letter of intent to acquire Bandit Industries, Inc. and its related affiliates. Bandit is a leader in the design, manufacture, distribution and service of wood and brush chippers, whole tree chippers, stump grinders, forestry mowers and other related equipment. Bandit’s 2012 fiscal year sales were approximately $107 million and it has over 400 employees. Alamo Group and Bandit have received approval for the acquisition under the Hart-Scott-Rodino Act. The finalization of the transaction is subject to completion of an acquisition agreement and certain other pre-closing requirements.

Based in Remus, Michigan, Bandit principally sells its products across North America and a variety of international markets through a combination of independent agents and dealers as well as direct to certain markets and customers. Bandit was originally founded in 1983 by Mike Morey, Sr. and was principally controlled by Mike, his wife Dianne and his cousin Jerry Morey, the President of Bandit. The Moreys will continue to be involved with the Company following the sale during the transition to Alamo Group. Upon completion of the transaction, Bandit is expected to become part of Alamo’s North American Industrial Division. Manufacturing and operations for Bandit will continue at Bandit’s existing facilities in Michigan.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “This is an exciting development for Alamo. Bandit is a well-respected and major player in the tree care, land and utility line clearing, recycling and biomass energy markets. This acquisition would greatly broaden our presence in the area of vegetation maintenance. We believe this combination would be further enhanced by Alamo’s strong international presence.”

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Jerry Morey added, “Bandit and Alamo are a strong combination that we feel will be beneficial to both companies. Alamo shares our dedication to our customers and markets and is committed to Bandit’s continued growth.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after-market parts and services. The Company, founded in 1969, had approximately 2,500 employees and operates eighteen plants in North America and Europe. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,”, “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. These statements reflect Alamo’s current beliefs and are based on information currently available to it. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such statements. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
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